Exhibit 99.1

MIDDLESEX WATER COMPANY ANNOUNCES RETIREMENT OF

DIRECTOR JOHN R. MIDDLETON, M.D. FROM ITS BOARD

Retirement Concludes Nineteen Years of Service

ISELIN, NJ (May 24, 2018) – Middlesex Water Company (NASDAQ:MSEX), a provider of water, wastewater and related services in New Jersey and Delaware, today announced the retirement of John R. Middleton, M.D., whose term as a director concluded with the Annual Meeting of Shareholders held May 22, 2018. Dr. Middleton served Middlesex Water for nineteen years, serving as a member of the Board’s Audit, Compensation, Corporate Governance & Nominating Committees. Dr. Middleton is engaged in private practice with ID Care, New Jersey’s largest network of Infectious Disease Specialists providing comprehensive specialized consultations, care and education. He was named to the Middlesex Board in 1999.

“As a protector of public health, the customers and shareholders of Middlesex Water Company have benefitted greatly from Dr. Middleton’s counsel,” said Middlesex Water Chairman, President and CEO Dennis W. Doll. “For nearly two decades, he has played an active role in helping the company navigate many complex water and wastewater challenges. His insights, integrity, leadership in the areas of public health/emergency preparedness are all attributes reflective of notable achievement. On behalf of the Board of Directors, officers and employees of the Middlesex Water family of companies, we extend our heartfelt appreciation to Dr. Middleton for his dedication and service to our Company,” said Doll.

Middlesex Water Company is not immediately nominating a replacement for Dr. Middleton and consistent with the Company’s By-Laws will operate with a 7-member board of directors at this time.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549